SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                        Northeast Indiana Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock #0.01 Par Value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   664196102

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 664196102                  13G                    Page 2 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Northeast Indiana Bancorp, Inc. Employee Stock Ownership Plan IRS ID# 37-1344113

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES            42,517
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          124,430
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         42,517
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            124,430
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    166,947
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    11.22%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    EP

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 664196102                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS


     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Peoples Federal Savings Bank (Trustee for the
       Northeast Indiana Bancorp, Employee Stock Ownership Plan)


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES            42,517
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          124,430
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         42,517
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            124,430
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    166,947
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    11.22%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    BK

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.664196102                    13G                    Page 3 of 6 Pages



Item 1(a).  Name of Issuer:


            Northeast Indiana Bancorp, Inc. (the Corporation)
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            648 North Jefferson Street
            Huntington, IN  46750
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


           Northeast Indiana Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") Peoples Federal Savings Bank (the Trustee"), the
           trustee  of  the  ESOP.   The  trustee  may  also  be  deemed  to
           benefically    own    the    shares    held    by    the    ESOP.
           ____________________________________________________________________


Item 2(b).  Address of Principal Business Office, or if None, Residence:

            648 North Jefferson Street
            Huntington, IN  46750
            ____________________________________________________________________

Item 2(c).  Citizenship:

            The ESOP trust was formed under the laws of the state of Indiana. The trustee is a federally chartered savings and loan bank organized under the laws of the United States.
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, $0.01 par value (the common stock)
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            664196102
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.__________                   13G                    Page __ of __ Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          166,947
          ______________________________________________________________________

     (b)  Percent of class:

          12%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote    166,947
                                                        --------------------

          (ii)  Shared power to vote or to direct the vote      12%
                                                          ------------------

          (iii) Sole power to dispose or to direct the disposition of    42,517
                                                                       ---------

          (iv)  Shared power to dispose or to direct the disposition of 124,430
                                                                        --------


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.



         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         N/A
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


         N/A
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


         N/A
          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 Northeast Indiana Bancorp, Inc.
                                                 Employee Stock Ownership Plan


                                                 /s/ Donald E. Budd
                                                 ------------------
                                                     Donald E. Budd
                                                     Trustee

                                                     February 13, 2004


                                                 First Federal Savings Bank

                                                 /s/ Randy J. Sizemore
                                                 ----------------------------
                                                     Randy J. Sizemore
                                                     Chief Financial Officer

                                                      February 13, 2004






Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).